Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act, and the rules thereunder, require the Fund’s officers and Trustees, officers and directors of the investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than 10% of a registered class of the Fund’s Common Shares (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and the NYSE MKT and to furnish the Fund with copies of all Section 16(a) forms they file.  Based solely on these reports and other information provided to the Fund by the Reporting Persons, the Fund believes that all Reporting Persons timely filed the required reports during fiscal year ended March 31, 2014; with the exception of a statement of beneficial ownership on Form 4 of Mr. Rantzow, trustee of the Fund, that was not filed before the end of the second business day following the day on which a transaction resulting in a change of beneficial ownership was executed.